Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FIRST QUARTER 2014

ALISO VIEJO, CA — May 5, 2014 — Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the first quarter ended March 31, 2014.

First Quarter 2014 Operational Results (as compared to First Quarter 2013) (1):

•                  Comparable Hotel RevPAR increased 8.6% to $135.91.

•                  Comparable Hotel EBITDA Margins increased 210 basis points to 23.3%.

•                  Adjusted EBITDA increased 28.5% to $49.4 million.

•                  Adjusted FFO per diluted share increased 66.7% to $0.15.

•                  Loss attributable to common stockholders was $8.1 million (vs. income available of $17.5 million in 2013).

•                  Loss attributable to common stockholders per diluted share was $0.04 (vs. income available of $0.12 in 2013).

Ken Cruse, Chief Executive Officer, stated, “Our first quarter revenues and profitability exceeded initial expectations driven by improving group demand and ongoing strength in business travel. During the quarter our future group bookings accelerated. Our 2014 group revenues on the books are now outpacing prior year levels by approximately 6.5%. Additionally, continued property-level innovation and solid expense controls helped to drive a 210 basis point increase in our same-store hotel EBITDA margins in the first quarter. Our outlook for the remainder of 2014 and beyond has improved.”

(1)         Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 29 Hotel Portfolio, which includes all hotels held for investment by the Company as of March 31, 2014, and also includes prior ownership results in 2013 for the Hilton New Orleans St. Charles acquired in May 2013, the Boston Park Plaza acquired in July 2013 and the Hyatt Regency San Francisco acquired in December 2013. Comparable Hotel RevPAR includes the effects of removing the three additional days (December 29, 2012 through December 31, 2012) from the fiscal 2013 calendar for the Company’s ten Marriott-managed hotels. Comparable Hotel EBITDA Margin information excludes non-current year net property tax related adjustments, but includes the full impact of current-year property tax related adjustments in the quarter such adjustments are realized.

SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013	Change

Comparable Hotel RevPAR (1)	$135.91	$125.16	8.6%
Comparable Hotel Occupancy (1)	77.7%	73.7%	400	bps
Comparable Hotel ADR (1)	$174.91	$169.83	3.0%

Comparable Hotel EBITDA Margin	23.3%	21.2%	210	bps

Net Income (Loss)	$(3.5)	$28.9
Adjusted EBITDA	$49.4	$38.4
Adjusted FFO	$27.6	$14.0
Adjusted FFO per diluted share	$0.15	$0.09

(1)

In 2013, Marriott converted its reporting calendar from a 13-period basis to a standard 12-month basis. Since Marriott’s 2012 fiscal year ended on December 28, 2012, Marriott’s 2013 first quarter and calendar year contain an additional three days, December 29, 2012 through December 31, 2012. The Comparable Portfolio has been adjusted for the effects of removing the three additional days from the operating statistics for the Company’s ten Marriott-managed hotels.

Disclosure regarding the non-GAAP financial measures in this release is included on page 5. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 9 through 12 of this release.

The Company’s actual results for the quarter ended March 31, 2014 compare to its guidance originally provided as follows:

Metric	Quarter Ended March 31, 2014 Guidance (1)	Quarter Ended March 31, 2014 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Comparable Hotel RevPAR Growth (2)	+5.5% - 7.5%	8.6%	2.1%
Net Loss ($ millions)	$(11) - $(8)	$(3)	$7
Adjusted EBITDA ($ millions)	$44 - $47	$49	$3
Adjusted FFO ($ millions)	$23 - $26	$28	$3
Adjusted FFO per diluted share	$0.12 - $0.14	$0.15	$0.02
Diluted Weighted Average Shares Outstanding	181,600,000	181,530,000	(70,000)

(1)	Reflects guidance presented on February 20, 2014, including Comparable Hotel RevPAR Growth of 5.5% - 7.5%, which was updated to 8.0% - 8.5% on April 9, 2014.
(2)

Comparable Hotel RevPAR statistics include the effects of removing three additional days (December 29, 2012 through December 31, 2012) from Marriott’s fiscal 2013 calendar for the Company’s ten Marriott-managed hotels.

First Quarter 2014 Transaction Highlights

In March 2014, the Company sold 99,460 shares of its common stock for gross proceeds of $1.4 million pursuant to its previously announced Equity Distribution Agreements (the “Agreements”).  The Company remains authorized to issue up to $148.6 million under the Agreements. Future sales will depend on various factors, including the Company’s capital needs, as well as the Company’s common stock price.

Recent Developments

The Company has entered into an agreement with the ground lessor of the Fairmont Newport Beach to acquire approximately 7.3 acres of land underlying the Fairmont Newport Beach for $11.0 million. The Company expects to complete the acquisition of the leased-fee interest to the Fairmont Newport Beach during the second quarter of 2014.

Balance Sheet/Liquidity Update

As of March 31, 2014, the Company had approximately $177.5 million of cash and cash equivalents, including restricted cash of $82.7 million.

As of March 31, 2014, the Company had total assets of $3.5 billion, including $3.2 billion of net investments in hotel properties, total consolidated debt of $1.4 billion and stockholders’ equity of $1.9 billion.

Capital Improvements

The Company invested $33.3 million into capital improvements of its portfolio during the first quarter of 2014, including renovations at the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Renaissance Long Beach, the Renaissance Orlando, the Hyatt Regency San Francisco and the Boston Park Plaza. The Company incurred approximately $1.9 million of revenue disruption during the first quarter of 2014, in line with management’s expectations. 2014 renovations in process and/or completed include:

•                  Hilton Garden Inn Chicago Downtown/Magnificent Mile:  The Company has completed an $8.0 million guestroom and public space renovation, including the addition of four rooms. The renovation commenced in January 2014, and was substantially completed in April 2014.

•                  Renaissance Long Beach:  The Company has completed a $5.0 million guestroom and public space renovation. The renovation commenced in January 2014, and was completed in March 2014.

•                  Renaissance Orlando:  The Company has completed an $8.0 million guestroom and ballroom renovation. The renovation commenced in January 2014, and was substantially completed in April 2014.

•                  Hyatt Regency San Francisco:  The Company is investing approximately $17.0 million to renovate all 802 guestrooms and suites, bathrooms and corridors as announced at the time of the acquisition. The renovation commenced in January 2014, and was substantially completed in April 2014.

•                  Boston Park Plaza:  The Company is investing approximately $18.0 million to $19.0 million to upgrade the hotel’s infrastructure, including the preparation of approximately 30,000 square feet of unoccupied retail space to rent to third-party tenants. The Company has executed leases with Hermes of Paris, Inc., who will occupy a 5,500 square foot retail store on the first floor, with Strega Restaurant Group, a local operator of high-end restaurants, who will occupy a 5,900 square foot restaurant on the first floor, and with David Barton Gym who will operate and occupy a 20,000 square foot fitness facility on the first floor and basement level of the hotel.

2014 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, prior-year property tax assessments and/or credits, debt repurchases or unannounced financings during 2014.

For the second quarter the Company expects:

Metric	Quarter Ended June 30, 2014 Guidance
Comparable Hotel RevPAR Growth	+4.0% - 6.0%
Net Income ($ millions)	$33 - $36
Adjusted EBITDA ($ millions)	$89 - $92
Adjusted FFO ($ millions)	$67 - $70
Adjusted FFO per diluted share	$0.37 - $0.39
Diluted Weighted Average Shares Outstanding	181,900,000

For the full year the Company expects:

Metric	Prior 2014 FY Guidance (1)	Revised 2014 FY Guidance	Change to Prior 2014 FY Guidance Midpoint
Comparable Hotel RevPAR Growth	+4.0% - 6.5%	+4.5% - 6.5%	+0.25%
Net Income ($ millions)	$57 - $77	$66 - $81	+$6.5
Adjusted EBITDA ($ millions)	$275 - $295	$281 - $296	+$3.5
Adjusted FFO ($ millions)	$190 - $210	$196 - $211	+$3.5
Adjusted FFO per diluted share	$1.04 - $1.15	$1.07 - $1.16	+$0.02
Diluted Weighted Average Shares Outstanding	182,100,000	182,100,000	—

(1)	Reflects guidance presented on February 20, 2014.

Second quarter and full year 2014 guidance are based in part on the following assumptions:

•                  Full year comparable hotel EBITDA margin expansion of approximately 25 to 125 basis points.

•                  Full year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of approximately $21 million to $22 million.

•                  Full year interest expense of approximately $69 million, including $3 million in amortization of deferred financing fees.

•                  Full year preferred dividends of $9.2 million for the Series D cumulative redeemable preferred stock.

Dividend Update

On May 2, 2014, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable to its common stockholders. The Company’s Board of Directors also declared a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The dividends will be paid on or before July 15, 2014 to common and preferred stockholders of record on June 30, 2014.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income.  Based on the guidance provided herein, the Company expects full year 2014 taxable income to result in required distributions of $0.50 - $0.60 per share. The level and constitution of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s long-term leverage targets. As a result, any future common stock dividends may be comprised of cash only, or a combination of cash and stock, consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss first quarter 2014 financial results on May 6, 2014, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-877-941-0843 (for domestic callers) or 1-480-629-9866 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of May 5, 2014 has interests in 29 hotels comprised of 13,757 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy (we refer to these changes in demand as the lodging cycle), we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Continued balance sheet strength.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 5, 2014, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable hotel EBITDA and comparable hotel EBITDA margin. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. We believe the use of FFO facilitates comparisons between us and other lodging REITs.

We also present Adjusted FFO when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO:

•                  Amortization of favorable and unfavorable contracts: we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable tenant lease assets recorded in conjunction with our acquisitions of the Hilton New Orleans St. Charles and the Hyatt Regency San Francisco, and the unfavorable tenant lease liabilities recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile and the Hyatt Regency San Francisco. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•                  Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•                  Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•                  Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•                  Consolidated partnership adjustments: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•                  Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Other adjustments: we exclude other adjustments such as lawsuit settlement costs, prior year property tax assessments and/or credits, management company transition costs, and departmental closing costs, including severance, because we do not believe these costs reflect our actual performance and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile. We also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO, we also exclude the non-cash gains or losses on our derivatives, as well as the original issuance costs associated with the redemption of preferred stock and any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting comparable hotel EBITDA and comparable hotel EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of comparable hotel EBITDA results in a more accurate presentation of the hotel EBITDA margins for the Company’s 29 comparable hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance. Our 29 comparable hotels include all hotels held for investment as of March 31, 2014, and also include prior ownership results in 2013 for the Hilton New Orleans St. Charles acquired in May 2013, the Boston Park Plaza acquired in July 2013 and the Hyatt Regency San Francisco acquired in December 2013.

Our presentation of Comparable Hotel RevPAR, Comparable Hotel Occupancy and Comparable Hotel ADR include the effects of removing three additional days (December 29, 2012 through December 31, 2012) from Marriott’s fiscal 2013 calendar for the Company’s ten Marriott-managed hotels.

Reconciliations of net income (loss) to EBITDA, Adjusted EBITDA, FFO and Adjusted FFO are set forth on page 9.  Reconciliations and the components of comparable hotel EBITDA and comparable hotel EBITDA margin are set forth on page 12.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$94,792	$104,363
Restricted cash	82,748	89,306
Accounts receivable, net	38,891	29,941
Inventories	1,335	1,464
Prepaid expenses	12,626	12,612
Total current assets	230,392	237,686

Investment in hotel properties, net	3,227,779	3,231,382
Deferred financing fees, net	8,483	9,219
Goodwill	9,405	9,405
Other assets, net	20,983	21,106

Total assets	$3,497,042	$3,508,798

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$31,470	$25,116
Accrued payroll and employee benefits	22,322	29,933
Dividends payable	11,467	11,443
Other current liabilities	37,061	30,288
Current portion of notes payable	24,008	23,289
Total current liabilities	126,328	120,069

Notes payable, less current portion	1,374,394	1,380,786
Capital lease obligations, less current portion	15,577	15,586
Other liabilities	40,610	39,958
Total liabilities	1,556,909	1,556,399

Commitments and contingencies	—	—

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 181,355,803 shares issued and outstanding at March 31, 2014 and 180,858,699 shares issued and outstanding at December 31, 2013	1,814	1,809
Additional paid in capital	2,071,421	2,068,721
Retained earnings	218,642	224,364
Cumulative dividends	(522,911)	(511,444)
Total stockholders’ equity	1,883,966	1,898,450
Non-controlling interest in consolidated joint ventures	56,167	53,949
Total equity	1,940,133	1,952,399

Total liabilities and equity	$3,497,042	$3,508,798

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenues
Room	$168,127	$132,623
Food and beverage	59,911	49,628
Other operating	15,445	12,670
Total revenues	243,483	194,921
Operating expenses
Room	48,919	37,454
Food and beverage	42,908	35,096
Other operating	4,995	4,242
Advertising and promotion	12,971	11,265
Repairs and maintenance	10,881	8,374
Utilities	8,289	6,183
Franchise costs	8,077	6,478
Property tax, ground lease and insurance	19,052	18,468
Property general and administrative	28,922	23,606
Corporate overhead	6,559	6,171
Depreciation and amortization	37,615	34,016
Total operating expenses	229,188	191,353
Operating income	14,295	3,568
Interest and other income	716	563
Interest expense	(18,283)	(17,414)
Loss on extinguishment of debt	—	(44)
Loss before income taxes and discontinued operations	(3,272)	(13,327)
Income tax provision	(224)	(6,157)
Loss from continuing operations	(3,496)	(19,484)
Income from discontinued operations	—	48,410
Net income (loss)	(3,496)	28,926
Income from consolidated joint venture attributable to non-controlling interest	(2,226)	(297)
Distributions to non-controlling interest	(8)	(8)
Dividends paid on unvested restricted stock compensation	(100)	—
Preferred stock dividends and redemption charge	(2,300)	(10,903)
Undistributed income allocated to unvested restricted stock compensation	—	(218)
Income available (loss attributable) to common stockholders	$(8,130)	$17,500

Basic and diluted per share amounts:
Loss from continuing operations attributable to common stockholders	$(0.04)	$(0.20)
Income from discontinued operations	—	0.32
Basic and diluted income available (loss attributable) to common stockholders per common share	$(0.04)	$0.12

Basic and diluted weighted average common shares outstanding	181,061	151,076

Dividends declared per common share	$0.05	$—

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2014	2013

Net income (loss)	$(3,496)	$28,926
Operations held for investment:
Depreciation and amortization	37,615	34,016
Amortization of lease intangibles	1,028	1,028
Interest expense	18,283	17,414
Income tax provision	224	6,157
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(2,226)	(297)
Depreciation and amortization	(821)	(1,435)
Interest expense	(567)	(577)
Discontinued operations:
Interest expense	—	99
EBITDA	50,040	85,331

Operations held for investment:
Amortization of deferred stock compensation	1,372	1,075
Amortization of favorable and unfavorable contracts, net	46	114
Non-cash straightline lease expense	512	693
Capital lease obligation interest - cash ground rent	(351)	(351)
Gain on sale of assets	(6)	—
Loss on extinguishment of debt	—	44
Closing costs - completed acquisitions	56	147
Prior year property tax adjustments, net	(2,878)	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)
Prior year property tax adjustments, net	696	—
Discontinued operations:
Gain on sale of assets	—	(51,620)
Loss on extinguishment of debt	—	3,115
	(666)	(46,896)

Adjusted EBITDA	$49,374	$38,435

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

Net income (loss)	$(3,496)	$28,926
Preferred stock dividends and redemption charge	(2,300)	(10,903)
Operations held for investment:
Real estate depreciation and amortization	37,226	33,672
Amortization of lease intangibles	1,028	1,028
Gain on sale of assets	(6)	—
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(2,226)	(297)
Real estate depreciation and amortization	(821)	(1,435)
Discontinued operations:
Gain on sale of assets	—	(51,620)
FFO	29,405	(629)

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	46	114
Non-cash straightline lease expense	512	693
Non-cash interest related to gain on derivatives, net	(109)	(157)
Loss on extinguishment of debt	—	44
Closing costs - completed acquisitions	56	147
Prior year property tax adjustments, net	(2,878)	—
Income tax provision related to prior years	—	6,157
Preferred stock redemption charge	—	4,641
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)
Prior year property tax adjustments, net	696	—
Discontinued operations:
Loss on extinguishment of debt	—	3,115
	(1,790)	14,641

Adjusted FFO	$27,615	$14,012

FFO per diluted share	$0.16	$—

Adjusted FFO per diluted share	$0.15	$0.09

Basic weighted average shares outstanding	181,061	151,076
Shares associated with unvested restricted stock awards	469	305
Diluted weighted average shares outstanding	181,530	151,381

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Second Quarter 2014

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	June 30, 2014
	Low	High

Net income	$32,950	$35,950
Depreciation and amortization	38,000	38,000
Amortization of lease intangibles	1,000	1,000
Interest expense	17,700	17,700
Income tax provision	300	300
Non-controlling interests	(3,000)	(3,000)
Amortization of deferred stock compensation	1,800	1,800
Non-cash straightline lease expense	600	600
Capital lease obligation interest - cash ground rent	(350)	(350)
Adjusted EBITDA	$89,000	$92,000

Reconciliation of Net Income to Adjusted FFO

Net income	$32,950	$35,950
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	37,600	37,600
Non-controlling interests	(2,500)	(2,500)
Amortization of lease intangibles	1,000	1,000
Non-cash straightline lease expense	600	600
Adjusted FFO	$67,350	$70,350

Adjusted FFO per diluted share	$0.37	$0.39

Diluted weighted average shares outstanding	181,900	181,900

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2014

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2014
	Low	High

Net income	$66,000	$81,000
Depreciation and amortization	148,000	148,000
Amortization of lease intangibles	4,000	4,000
Interest expense	69,500	69,500
Income tax provision	1,000	1,000
Non-controlling interests	(12,000)	(12,000)
Amortization of deferred stock compensation	6,000	6,000
Non-cash straightline lease expense	2,800	2,800
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Prior year property tax adjustments, net	(2,900)	(2,900)
Adjusted EBITDA	$281,000	$296,000

Reconciliation of Net Income to Adjusted FFO

Net income	$66,000	$81,000
Preferred stock dividends	(9,200)	(9,200)
Real estate depreciation and amortization	146,000	146,000
Non-controlling interests	(11,000)	(11,000)
Amortization of lease intangibles	4,000	4,000
Non-cash straightline lease expense	2,800	2,800
Prior year property tax adjustments, net	(2,900)	(2,900)
Adjusted FFO	$195,700	$210,700

Adjusted FFO per diluted share	$1.07	$1.16

Diluted weighted average shares outstanding	182,100	182,100

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA and Margins

(Unaudited and in thousands, except hotels and rooms)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
	Actual/Comparable (1)	Actual (2)	Prior Ownership Adjustments (3)	Comparable (4)
Number of Hotels	29	26	3	29
Number of Rooms	13,753	11,647	2,106	13,753

Hotel EBITDA Margin (5)	24.5%	23.3%	8.9%	21.2%
Hotel EBITDA Margin adjusted for non-current year property tax related adjustments, net (6)	23.3%	23.3%		21.2%

Hotel Revenues
Room revenue	$168,127	$132,623	$23,759	$156,382
Food and beverage revenue	59,911	49,628	7,405	57,033
Other operating revenue	13,824	11,182	1,841	13,023
Total Hotel Revenues	241,862	193,433	33,005	226,438

Hotel Expenses
Room expense	48,919	37,454	8,680	46,134
Food and beverage expense	42,908	35,096	7,108	42,204
Other hotel expense	63,057	53,618	10,007	63,625
General and administrative expense	27,667	22,258	4,265	26,523
Total Hotel Expenses	182,551	148,426	30,060	178,486

Hotel EBITDA	59,311	45,007	2,945	47,952
Non-current year property tax related adjustments, net	(2,878)	—	—	—
Hotel EBITDA adjusted for non-current year property tax related adjustments, net	56,433	45,007	2,945	47,952

Non-hotel operating income	393	232	—	232
Amortization of lease intangibles	(1,028)	(1,028)	—	(1,028)
Amortization of favorable and unfavorable contracts, net	(46)	(114)	—	(114)
Non-cash straightline lease expense	(512)	(693)	—	(693)
Capital lease obligation interest - cash ground rent	351	351	—	351
Non-current year property tax related adjustments, net	2,878	—	—	—
Corporate overhead	(6,559)	(6,171)	—	(6,171)
Depreciation and amortization	(37,615)	(34,016)	(5,120)	(39,136)
Operating Income	14,295	3,568	(2,175)	1,393

Interest and other income	716	563	—	563
Interest expense	(18,283)	(17,414)	(1,319)	(18,733)
Loss on extinguishment of debt	—	(44)	—	(44)
Income tax provision	(224)	(6,157)	—	(6,157)
Income from discontinued operations	—	48,410	—	48,410
Net Income (Loss)	$(3,496)	$28,926	$(3,494)	$25,432

(1)	Actual/Comparable represents the Company’s ownership results for the 29 Comparable Hotels held for investment as of March 31, 2014.
(2)

Actual represents the Company’s ownership results for the 26 hotels held for investment as of March 31, 2013. The room count has been adjusted to include four rooms added by the Hyatt Regency Newport Beach during the second quarter of 2013, one room added by the Renaissance Westchester during the third quarter of 2013, two rooms added by the Hyatt Chicago Magnificent Mile during the third quarter of 2013, and eight rooms added by the Doubletree Guest Suites Times Square during the first quarter of 2014.

(3)

Prior Ownership Adjustments represent prior ownership results for the Hilton New Orleans St. Charles acquired on May 1, 2013, the Boston Park Plaza acquired on July 2, 2013, and the Hyatt Regency San Francisco acquired on December 2, 2013, along with the Company’s pro forma adjustments for interest and depreciation expense. The room count has been adjusted to include one room added by the Boston Park Plaza during the first quarter of 2014.

(4)	Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for interest and depreciation expense as applicable for the 29 Comparable Hotels.
(5)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by Total Hotel Revenues.
(6)

Hotel EBITDA Margin for the three months ended March 31, 2014 includes the additional benefit of $2.9 million related to prior year tax credits net of appeal fees. Excluding these non-current year property tax adjustments, Comparable Hotel EBITDA margin for the three months ended March 31, 2014 would have been 23.3%.